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                                                                       Exhibit 4


                              FOR IMMEDIATE RELEASE
                                  PRESS RELEASE

                VOICEFLASH NETWORKS, INC. ANNOUNCES COMPLETION OF
                   MERGER WITH BRISTOL RETAIL SOLUTIONS, INC.

Boca Raton, FL, July 2, 2001 -- VoiceFlash Networks, Inc. (Nasdaq Symbol VFNX), formerly Registry Magic Incorporated, announced today that it has completed its merger with Bristol Retail Solutions, Inc., which is now a wholly-owned subsidiary of VoiceFlash Networks Inc. Bristol Retail Solutions, Inc., which is a major distributor of point-of-sale systems and turnkey retail automation systems for IBM, NCR, Micros, Panasonic, Fujitsu and other manufacturers throughout the United States, has in excess of 16,000 customers.

In a statement by Lawrence Cohen, Chairman of the combined companies, stated that "The merger represents a crucial milestone in commercializing our VoiceFlash BlueTooth payment network technology, as Bristol provides us with an existing distribution network which would have taken us years to develop." Mr. Cohen also stated, "The merger with Bristol is a key infrastructure milestone for the Company, as the attributes of Bristol Retail Solutions Inc. will allow the combined companies to rapidly exploit the targeted market for our proprietary wireless payment processing technologies." Mr. Cohen also noted that "Although both companies remain in need of capital to expand, our board and management are moving swiftly to address operation and restructuring issues, that will ultimately provide solutions regarding financial stability and improved value for our shareholders."

The Company also announced that in connection with the merger, its name had been changed from Registry Magic Incorporated to VoiceFlash Networks, Inc.

Safe Harbor Statement of the Private Securities Litigation Reform Act of 1995:
The statements in this press release which are not historical facts are forward looking statements within the meaning of the Safe Harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements are subject to risks and uncertainties. A number of factors could cause actual results or outcomes to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, risks and uncertainties set forth in VoiceFlashs and Bristol Retail Solutions filings with the SEC, including risks and uncertainties related to securing adequate sources of capital, effectiveness of Bristols distribution organization, technological challenges, historical operating loses, competition and difficulties in integrating the merger partners.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

In connection with the proposed merger, Bristol Retail Solutions and VoiceFlash filed a Proxy Statement/Prospectus, with the Securities and Exchange Commission. Investors and security




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holders are advised to read the Proxy Statement/Prospectus because it contains important information. Investors and security holders may obtain a free copy of the Proxy Statement/Prospectus and other documents filed by VoiceFlash and Bristol Retail Solutions with the Commission at the Commissions Web site at http://www.sec.gov. Free copies of the Proxy Statement/Prospectus, and either companies other filings with the Commission may also be obtained from VoiceFlash. Free copies of VoiceFlash networks recent filings may be obtained by directing a request to 6401 Congress Avenue, Suite 250, Boca Raton, FL 33487, telephone number (561) 994-3223.

About VoiceFlash Networks, Inc.

VoiceFlash Networks, Inc. (Nasdaq:VFNX) is a leader in the commercialization and integration of BlueTooth wireless technologies into legacy point of sale software and hardware systems. The Company's technologies are being developed to lead the wireless evolution by linking independent mobile devices, on a unified platform for the management of personal consumer data via point-of-sale systems and an open standards-based Application Programming Interface (API).

CONTACT:
VoiceFlash Networks, Inc., Boca Raton
Jeannine Wilk, 561/994-3223 (x.153)

Investor Relations
Online Research Partners, LLC, Rochester, NY
Dan Luther 800/858-7904
dluther@orpllc.com





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